CERTIFICATE OF DESIGNATION,

PREFERENCES AND RIGHTS

OF SERIES B PREFERRED STOCK OF

SIMPLEPONS, INC.

SimplePons, Inc., a Delaware corporation (the “Company”), hereby authorizes a series of the Company's previously authorized 5,000,000 shares of preferred stock, par value $0.01 per share (the “Preferred Stock”), and hereby states the designation and number of shares, and fixes the relative rights, preferences, privileges, powers and restrictions thereof, as follows:

SECTION 1.  DESIGNATION OF SERIES; RANK.  The shares of such series shall be designated as the “Series B Preferred Stock” (the “Series B Preferred Stock”) and the number of shares initially constituting such series shall be one (1) share.

SECTION 2.    DEFINITIONS.

For purposes of this Designation, the following definitions shall apply:

(a)	“Common Stock” means the Company’s US $0.01 par value common stock.

(b) “Exchangeable Shares” mean non-voting shares of a Subsidiary of the Company issued to a person or persons that have the right to be issued Common Stock on a one to one basis in exchange for the redemption or cancellation of each Exchangeable Share.

(c) “Holder” shall mean the person or entity in which the Series B Preferred Stock is registered on the books of the Company, which shall initially be the Trustee.

(d) “Reverse Split” means a reverse stock split of the Company’s outstanding shares of Common Stock in a ratio of up to One to One Hundred (1:100), which has been approved by a majority of the Company’s voting shares (which includes the voting rights of the Preferred Stock) subsequent to a validly filed Schedule 14A or Schedule 14C Information Statement filing.

(e) “Subsidiary” means, when used with reference to the Company, any Company more than 50% of the outstanding stock of which is owned, directly or indirectly, by the Company, by one or more other Subsidiaries of the Company, or by the Company and one or more other Subsidiaries of the Company.

(f) “Support Agreement” means a support agreement to be entered into between the Company and its Subsidiaries prior to the issuance by any Subsidiary of the Company of any Exchangeable Shares, which will include the duty of the Company to issue Common Stock to owners of Exchangeable Shares on a one to one basis as the Exchangeable Shares are redeemed or otherwise cancelled in accordance with the terms of the individual Exchangeable Shares, as detailed in the Support Agreement in substantially the form attached as Exhibit A hereto.

(g) “Trustee” means the trustee chosen by the Company to act as trustee under the Voting and Exchange Trust Agreement, being a corporation organized and existing under the laws of Canada or any Province thereof and authorized to carry on the business of a trust company in the province of Ontario, and any successor trustee appointed under the Voting and Exchange Trust Agreement.

(h) “Voting and Exchange Trust Agreement” means the agreement to be entered into between the Company, its Subsidiaries, and the Trustee, prior to the issuance by any Subsidiary of the Company of any Exchangeable Shares, the purpose of which will be to create a trust for the benefit of the registered holders of Exchangeable Shares that will enable the Trustee to exercise voting rights on behalf of the holders of Exchangeable Shares similar to those of holders of Common Stock, in accordance with the Voting and Exchange Trust Agreement and the provisions of the shares issued to the Trustee. The Voting and Exchange Trust Agreement will be in substantially the form attached as Exhibit B hereto.

SECTION 3.  LIQUIDATION PREFERENCE.  The Holder of the Series B Preferred Stock shall not be entitled to any liquidation preference.

SECTION 4.  CONVERSION RIGHTS.   The Holder of the Series B Preferred Stock shall not have any rights to convert the Series B Preferred Stock into Common Stock.

SECTION 5.  VOTING.  The Holder of the Series B Preferred Stock shall be entitled to exercise the number of votes equal to the number of Exchangeable Shares that are issued and outstanding as of the record date, except for any Exchangeable Shares owned by any Subsidiary of the Company, as further described in the Voting and Exchange Trust Agreement. The Holder of Series B Preferred Stock has equivalent voting rights to the holders of Common Stock, as if the Holder of Series B Preferred Stock held the number of shares of Common Stock equal to the number of Exchange Shares issued and outstanding at that point in time.

SECTION 6.  DIVIDENDS.  The Holder of the Series B Preferred Stock shall not be entitled to receive dividends paid on the Common Stock and the Series B Preferred Stock shall not accrue any dividends.

SECTION 7.  REDEMPTION RIGHTS.   As of the date that all Exchangeable Shares have been redeemed or otherwise cancelled in accordance with their terms, and Common Stock has been issued to the holders of Exchangeable Shares in accordance with the Support Agreement, the Company shall have the right to redeem the Series B Preferred Stock, in accordance with the terms of the Voting and Exchange Trust Agreement. The Company shall not otherwise have the right to unilaterally redeem or cancel the Series B Preferred Stock, or otherwise amend any of the conditions or voting rights associated with the Series B Preferred Stock, except as otherwise outlined in the Voting and Exchange Trust Agreement.

SECTION 8.  PROTECTIVE PROVISIONS.

Subject to the rights of a series of Preferred Stock which may from time to time come into existence, so long as any shares of Series B Preferred Stock are outstanding, this Company shall not without first obtaining the approval (by written consent, as provided by law) of the Holder of the Series B Preferred Stock:

(a)           Increase or decrease (other than by conversion) the total number of authorized shares of Series B Preferred Stock;

(b)           Effect an exchange, reclassification, or cancellation of all or a part of the Series B Preferred Stock, including a reverse stock split (other than the Reverse Split), but excluding a stock split, so long as the Series B Preferred Stock’s Conversion Rights are not diminished in connection therewith;

(c)           Effect an exchange, or create a right of exchange, of all or part of the shares of another class of shares into shares of Series B Preferred Stock other than as provided herein or in any Share Exchange Agreement or related document entered into between the Company and the Holder; or

(d)           Alter or change the rights, preferences or privileges of the shares of Series B Preferred Stock so as to affect adversely the shares of such series, including the rights set forth in this Designation.

SECTION 9.  PREEMPTIVE RIGHTS.  The Holder of the Series B Preferred Stock and holders of Common Stock shall not be entitled to any preemptive, subscription or similar rights in respect to any securities of the Company, except as specifically set forth herein or in any other document agreed to by the Company.

SECTION 10. REPORTS.  The Company shall mail to the Holder of the Series B Preferred Stock those reports, proxy statements and other materials that it mails to all of its holders of Common Stock.

SECTION 11. NOTICES.  In addition to any other means of notice provided by law or in the Company's Bylaws, any notice required by the provisions of this Designation to be given to the Holder of Series B Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to the Holder of record at such Holder's address appearing on the books of the Company. In the event that (a) the Company shall offer for subscription pro rata to the holders of its Common Stock any additional shares of stock of any class or other rights; or (b) there shall be any recapitalization, reorganization, reclassification, consolidation, merger, sale of all or substantially all of the Company's assets to another Person or other transaction in each case, which is effected in such a way that holders of Common Stock are entitled to receive (either directly or upon subsequent liquidation) stock, securities or assets with respect to or in exchange for Common Stock, referred to herein as an “Organic Change” then the Company shall give the Holder of Series B Preferred Stock (i) at least twenty (20) Trading Days prior written notice of the date on which the books of the Company shall close or a record shall be taken for such subscription rights or for determining rights to vote in respect of any such Organic Change and (ii) in the case of any such Organic Change, at least twenty (20) Trading Days prior written notice of the date when the same shall take place. Such notice in accordance with the foregoing clause (i) shall also specify, in the case of any such subscription rights, the date on which the holders of Common Stock shall be entitled thereto, and such notice in accordance with clause (ii) shall also specify the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon such Organic Change.

SECTION 12. RECORD OWNER.  The Company may deem the Trustee, who is the person in whose name shares of Series B Preferred Stock shall be registered upon the registry books of the Company to be, and may treat him as, the absolute owner of the Series B Preferred Stock for the purposes of conversion and for all other purposes, and the Company shall not be affected by any notice to the contrary. All such payments and such conversion shall be valid and effective to satisfy and discharge the liabilities arising under this Certificate of Designation to the extent of the sum or sums so paid or the conversion so made.

SECTION 13. REGISTER.  The Company shall maintain a transfer agent, which may be the transfer agent for the Common Stock or the Company itself, for the registration of the Series B Preferred Stock. Upon any transfer of shares of Series B Preferred Stock in accordance with the provisions hereof. The Company shall register or cause the transfer agent to register such transfer on the stock register.

(Remainder of Page Blank)

IN WITNESS WHEREOF, this Certificate of Designation is executed on behalf of the Company this 1st, day of February 2013.

SIMPLEPONS, INC.

By:	/s/ Brian S. John
Name:	Brian S. John
Title:	Chief Executive Officer

EXHIBIT A

SUPPORT AGREEMENT

(see attached)

EXHIBIT B

VOTING AND EXCHANGE TRUST AGREEMENT

(see attached)